AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2007
                              REGISTRATION NO. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                             REGISTRATION STATEMENT
                                   ON FORM S-8
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         CLICKSOFTWARE TECHNOLOGIES LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                ISRAEL                                   NOT APPLICABLE
    (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

                              11 BEN GURION STREET
                              GIVAT SHMUEL, ISRAEL
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                            ------------------------

                       2000 SHARE OPTION PLAN, AS AMENDED
                            (FULL TITLE OF THE PLANS)

                            ------------------------

                              DR. MOSHE BEN-BASSAT
                             CHIEF EXECUTIVE OFFICER
                         CLICKSOFTWARE TECHNOLOGIES LTD.
                          35 CORPORATE DRIVE SUITE 140
                              BURLINGTON, MA 01803
                                 (781) 272-5903
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

       PHYLLIS KORFF, ESQ.                              RICHARD MANN, ESQ.
      MICHAL BERKNER, ESQ.                   GROSS, KLEINHENDLER, HODAK, HALEVY,
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                 GREENBERG & CO.
       ONE TIMES SQUARE                                ONE AZRIELI CENTER
      NEW YORK, NY 10036                                 CIRCULAR TOWER
                                                         TEL AVIV 67021
                                                             ISRAEL

                            ------------------------
                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
                                                   AMOUNT TO BE           OFFERING               AGGREGATE           REGISTRATION
     TITLE OF SECURITIES TO BE REGISTERED           REGISTERED         PRICE PER SHARE        OFFERING PRICE             FEE
-----------------------------------------------------------------------------------------------------------------------------------

Ordinary Shares, NIS 0.02 par value, to be
   issued under the 2000 Share Option Plan,
   as amended July 20,2004....................       1,250,000                $3.30            4,125,000                 $126
===================================================================================================================================
                                     TOTAL:          1,250,000
===================================================================================================================================

(1) Calculated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the price of $3.30 per share, which was the average of the high and low price per Ordinary Share as reported on the Nasdaq Capital Market on March 13, 2007.


===================================================================================================================================


                                EXPLANATORY NOTE

     On July 21, 2000, ClickSoftware Technologies Ltd. (the "Registrant" or the "Company") filed a Registration Statement on Form S-8 (File No. 333-42000) with the Securities and Exchange Commission (the "Commission") to register an aggregate of 5,254,584 Ordinary Shares of the Registrant that may be issued pursuant to the Registrant's 1996 Option Plan, 1998 Option Plan, 1999 Option Plans, 2000 U.S. Option Plan, 2000 Israeli Plan, 2000 Share Option Plan, and the 2000 Employee Share Purchase Plan.

     Pursuant to the 2000 Share Option Plan, as amended, the number of shares made available under the 2000 Share Option Plan will be automatically increased on the first day of the Company's fiscal year to equal the lesser of: (i) 5% of the outstanding ordinary shares on such date, (ii) 1,250,000 ordinary shares, and (iii) an amount determined by the board of directors ("Evergreen Mechanism").

     Accordingly, the number of shares reserved under the 2000 Share Option Plan was increased by 400,000 ordinary shares effective January 1, 2004. In addition, in September 2003, our board of directors adopted a resolution to increase the number of Ordinary Shares made available under the 2000 Employee Share Purchase Plan by 250,000 ordinary shares. On April 29, 2004, the Registrant filed with the Commission a Registration Statement on Form S-8 (File No. 333-115003) to register an additional 650,000 Ordinary Shares of the Registrant that may be issued pursuant to the 2000 Share Option Plan, as amended, and the Company's 2000 Employee Share Purchase Plan.

     In accordance with the Registrant's Evergreen Mechanism, the number of shares reserved under the 2000 Share Option Plan was increased by 450,000
Ordinary Shares effective January 1, 2006. On June 29, 2006, the Registrant filed with the Commission a Registration Statement on Form S-8 (File No. 333-30827) to register an additional 450,000 Ordinary Shares of the Registrant that may be issued pursuant to the 2000 Share Option Plan, as amended.

     In accordance with the Registrant's Evergreen Mechanism, effective as of January 1, 2007, our board of directors ratified the automatic increase in the number of shares reserved under the 2000 Share Option Plan, as amended, by 1,250,000 Ordinary Shares.

     The Registrant is filing this Registration Statement on Form S-8 to register an additional 1,250,000 ordinary shares of the Company, which may be issued upon the exercise of options which have been granted or may hereafter be granted under the 2000 Share Option Plan.

     Pursuant to General Instruction E to Form S-8, the contents of the Registration Statements previously filed with the Commission relating to the 2000 Share Option Plan referred to above are incorporated by reference, except as revised herein.

                                     PART I


INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 and the introductory note to Part I of Form S-8, in each case under the Securities Act of 1933.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Information Incorporated by Reference.

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Commission:

     (a) Annual Report on Form 20-F for the fiscal year ended December 31, 2005 filed with the Commission on April 24, 2006;

     (b) Current Reports on Form 6-K filed with the Commission on May 1, 2006, June 14, 2006, July 26, 2006, November 1, 2006, November 30, 2006 and February 7, 2007;

     (c) The description of the Registrant's Ordinary Shares contained under the headings "Description of Share Capital," "Shares Eligible for Future Sale" and "United States Federal Income Tax Considerations" contained in the Registrant's Registration Statement on Form S-1 filed with the Commission on June 1, 2000, including any amendment or report filed for the purpose of updating such description;

     (d) The  Company's  Registration  Statement  on Form 8-A filed  pursuant to
Section 12 of the Securities and Exchange Act of 1934 (the "Exchange Act"), on June 19, 2000, and any further amendment or report filed hereafter for the purpose of updating any such description; and

     (e) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.


Item 6.  Indemnification of Directors and Officers

     Our amended and restated articles of association allow us to indemnify, exculpate and insure our office holders to the fullest extent permitted under the Israeli Companies Law.

     Under the Israeli Companies Law, a company may indemnify an office holder against any monetary liability incurred in his or her capacity as an office holder whether imposed on him or her or incurred by him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator's award approved by court. A company also can indemnify an office holder against reasonable litigation expenses, including attorneys' fees, incurred, whether or not paid by him or her in his or her capacity as an office holder, in proceedings instituted against him or her by the company, on its behalf or by a third-party, in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent.

     In addition, a company may indemnify an office holder against reasonable legal fees, including attorney's fees, incurred, whether or not paid by him, by him or her in his or her capacity as an office holder in consequence of an investigation or proceeding instituted against him or her by an authority that is authorized to conduct such investigation or proceeding, and that was resolved without an indictment against him or her and without imposing on him or her financial obligation as an alternative of a criminal proceeding, or that was resolved without filing an indictment against him or her but with the imposition on him or her of a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent.

     A company may indemnify an office holder in respect of some liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than litigation expenses, must be limited to foreseeable events in light of the company's actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

     A company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, including a breach arising out of negligent conduct of the office holder, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party.

     A company may exculpate an office holder from a breach of duty of care in advance of that breach. Our articles of association provide for exculpation both in advance or retroactively, to the extent permitted under Israeli law. A company may not exculpate an office holder from a breach of duty of loyalty towards the company. A company may also not exculpate a director in advance from a breach of duty of care concerning dividend distribution or a purchase of the company's shares by the company or other entities controlled by the company.

     An Israeli company may only indemnify or insure an office holder against a breach of duty of loyalty to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, an Israeli company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

     As permitted under Israeli law, we have agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was serving, at our request in such capacity. The indemnification period covers all pertinent events and occurrences during the officer's or director's lifetime. We have director and officer insurance coverage that may limit our exposure and may enable us to recover a portion of any future amounts paid. In addition to the insurance coverage, we have agreed to indemnify our directors in an amount not to exceed $20 million, for all persons and all events to be indemnified, for certain events and occurrences while the director is, or was, serving, at our request in such capacity.


Item 8.  Exhibits.


  EXHIBIT
  NUMBER                  DESCRIPTION
-----------  ------------------------------------------------------------------
   4.1(1)    2000 Share Option Plan, as amended
   4.2(2)    Articles of Association of ClickSoftware Technologies Ltd.,
             amended and restated as of May 28, 2003
   5.1       Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
  23.1       Consent of Brightman Almagor & Co., Independent Auditor
  23.2       Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
             (contained in Exhibit 5.1)
  24.1       Power of Attorney (included in signature page to this Registration
             Statement)

----------------------------

     (1)  Incorporated  by  reference  to  the  Registrant's   definitive  proxy
statement filed on June 21, 2004.

     (2) Incorporated by reference to the Registrant's report on Form 10-Q filed with the Commission on August 13, 2003.


Item 9.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of Massachusetts, on.

                                        CLICKSOFTWARE TECHNOLOGIES LTD.

                                        By:  /S/ MOSHE BENBASSAT
                                            ------------------------------------
                                             Moshe BenBassat
                                             Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Moshe BenBassat and Shmuel Arvatz, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

           SIGNATURE                          TITLE                     DATE

                             Chairman of the Board of Directors    March 6, 2007
/s/ Moshe Benbassat          & Chief Executive Office
--------------------------   (Principal Executive Officer)
    Moshe BenBassat


/s/ Shmuel Arvatz            Chief Financial Officer (Principal    March 6, 2007
--------------------------   Financial and Accounting Officer)
    Shmuel Arvatz


/s/ Naomi Atsmon             Director                              March 6, 2007
--------------------------
    Naomi Atsmon


/s/ Israel Borovich          Director                              March 6, 2007
--------------------------
    Israel Borovich


/s/ Roni Einav               Director                              March 6, 2007
--------------------------
    Roni Einav


/s/ Dan Falk                 Director                              March 6, 2007
--------------------------
    Dan Falk


/s/ James W. Thanos          Director                              March 6, 2007
--------------------------
    James W. Thanos


/s/ Gil Weiser               Director                              March 6, 2007
--------------------------
    Gil Weiser

                                INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                  DESCRIPTION
-----------  ------------------------------------------------------------------
   4.1(1)    2000 Share Option Plan, as amended
   4.2(2)    Articles of Association of ClickSoftware Technologies Ltd.,
             amended and restated as of May 28, 2003
   5.1       Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
  23.1       Consent of Brightman Almagor & Co., Independent Auditor
  23.2       Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
             (contained in Exhibit 5.1)
  24.1       Power of Attorney (included in signature page to this Registration
             Statement)

----------------------------
     (1) Incorporated by reference to the Registrant's definitive proxy statement filed on June 21, 2004.

     (2) Incorporated by reference to the Registrant's report on Form 10-Q filed with the Commission on August 13, 2003.

EXHIBIT 5.1


                                                       Tel Aviv, March 13, 2007

ClickSoftware Technologies Ltd.
11 Ben Gurion Street
Givat Shmuel, Israel

           RE:  Registration on Form S-8


Ladies and Gentlemen:

     We have acted as Israeli counsel to ClickSoftware Technologies Ltd., a company organized under the laws of the State of Israel (the "Company"), in connection with its filing of a registration statement on Form S-8 on or about March 13, 2007 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the registration of 1,250,000 of the Company's ordinary shares, par value NIS 0.02 per share (the "Plan Shares"), to be issued under the Company's 2000 Share Option Plan, as amended (the "2000 Plan").

     In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Articles of Association, (ii) 2000 Plan and (iii) resolutions of the Company's Board of Directors and shareholders. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

     On the basis of the foregoing, we are of the opinion that the Plan Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the 2000 Plan and pursuant to agreements with respect to the plans, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,


                             Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of ClickSoftware Technologies Ltd. on Form S-8 of our report dated February 16, 2006, appearing in the Annual Report on Form 20-F of ClickSoftware Technologies Ltd. for the year ended December 31, 2005.


Brightman Almagor & Co.
Certified Public Accountants
A Member Firm Of Deloitte Touche Tohmatsu

Tel Aviv, Israel
March 11, 2007